FOR IMMEDIATE RELEASE

Contact: Matthew Jones
               Chief Financial Officer
               1845 Walnut Street
               Philadelphia, PA 19103
               (215) 546-5005
               (215) 546-4785 (facsimile)

Atlas Pipeline Partners, L.P. Prices $250 Million
Private Placement of Senior Notes Due 2015

PHILADELPHIA–(BUSINESS WIRE)–Dec. 15, 2005–Atlas Pipeline Partners L.P. (NYSE:APL) (the "Partnership") and its newly formed subsidiary Atlas Pipeline Finance Corp. announces today the pricing of $250 million of 8.125% senior unsecured notes due 2015 in a private placement. The Partnership intends to use the net proceeds from the private placement to repay substantially all of the indebtedness outstanding under its revolving credit facility.

The securities have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 2,565 miles of intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates two gas processing plants and a treating facility in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio.

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership's actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in the Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to the Partnership's gas-gathering pipeline system, and the cost of supplies and services in the energy industry.